EXHIBIT 5.2

[Blank Rome Letterhead]

May 25, 2005

GSI Commerce, Inc.

935 First Avenue

King of Prussia, PA 19406

Ladies and Gentlemen:

We have acted as counsel to GSI Commerce, Inc. (the “Company”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and sale by the Company of $57.5 million aggregate principal amount of the Company’s Convertible Notes due 2025 (including up to $7.5 million aggregate principal amount subject to an over-allotment option to be granted to the underwriters) (the “Notes”) and the Company’s common stock, $0.01 par value, into which the Notes may be converted (the “Conversion Shares”) pursuant to the terms of the Notes and the indenture in substantially the form filed as an exhibit to the Registration Statement (the “Indenture”), to be entered into by the Company and JPMorgan Chase Bank, NA, as trustee thereunder (the “Trustee”). The Notes are to be issued pursuant to the Indenture and sold pursuant to an underwriting agreement (the “Underwriting Agreement”) in substantially the form filed as an exhibit to the Registration Statement. This opinion is being furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

In rendering this opinion, we have examined only the documents listed on Exhibit “A” attached hereto. We have not performed any independent investigation other than the document examination described. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents and records examined, and the genuineness of all signatures. We have assumed that all the Notes will be duly authenticated by the Trustee for the Notes as provided in the Indenture for the Notes.

This opinion is limited to the laws of the Delaware General Corporation Law, including the statutory provisions thereof and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws and, with respect to our opinion in clause (i) in the next paragraph, the State of New York. No opinion is expressed as to the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that: (i) the Notes have been duly authorized and, when executed and delivered in accordance with the Indenture and sold and delivered pursuant to the Underwriting Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and (ii) the Conversion Shares have been duly authorized and, when issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued, full paid and non-assessable.

The opinion expressed in clause (i) of the preceding paragraph is also subject in all respects to the following qualifications: (a) no opinion is rendered as to the availability of equitable remedies including, but not limited to, specific performance and injunctive relief; (b) no opinion is rendered as to the effect of bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and other similar laws or equitable principles affecting creditors’ rights or remedies; and (c) no opinion is rendered as to the effect of applicable law and court decisions which may hereafter limit or render unenforceable certain rights and remedies.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus, which is part of the Registration Statement.

Sincerely,

/s/ Blank Rome LLP
Blank Rome LLP

Exhibit A

1.	The Company’s Amended and Restated Certificate of Incorporation

2.	The Company’s Amended and Restated Bylaws

3.	The Indenture

4.	The Underwriting Agreement

5.	Minute Books of the Company

6.	The Registration Statement